INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”), is made effective as of the [•] day of [•], 2026, by and among Horizon Funds (the “Trust”), on behalf of Anfield U.S. Equity Sector Rotation ETF(the “Fund”), Horizon Investments, LLC, a South Carolina limited liability company (the “Adviser”) and Exchange Traded Concepts, LLC, an Oklahoma limited liability company (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and engages in the business of investing and reinvesting its assets in securities and other investments;

WHEREAS, each of Adviser and Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Adviser has been selected as investment adviser for the Fund by the Trust pursuant to an Investment Advisory Agreement (the “Advisory Agreement”) dated [•], 2026 between the Adviser and the Trust; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust’s Board of Trustees (“Board”), to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services for the Fund and to manage the assets of the Fund (the “Fund Assets”) in conjunction with, and as directed by, the Adviser, on or after the date of this Agreement and the Sub-Adviser is willing to render such services, subject to supervision and direction of the Adviser and the Board and the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, and each of the parties hereto intending to be legally bound, the parties hereto hereby agree as follows:

1.	Appointment as Sub-Adviser

The Adviser hereby appoints, and the Sub-Adviser hereby accepts the appointment, to act as sub-adviser to the Fund, subject to the supervision and direction of the Adviser and the Board, on the terms herein set forth and for the compensation herein provided. In connection with this appointment:

(a)	Delivery of Trust Documentation. The Adviser shall deliver to the Sub-Adviser copies of: (x) the Trust’s current Agreement and Declaration of Trust and Bylaws, as may be amended from time to time (collectively, “Organizational Documents”); (y) the Fund’s current prospectus and statement of additional information as may be amended from time to time (collectively, as currently in effect (“Prospectus”); and (z) all current Trust policies and procedures relevant to the Fund as may be amended from time to time (collectively, “Trust Procedures”);

(b)	Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund;

(c)	The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that:

(i)	It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii)	It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii)	It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and shall provide the Adviser and the Trust with a copy of such Code of Ethics and any amendments thereto;

(iv)	It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents (“Compliance Procedures”) and shall provide the Adviser and the Trust with a copy of the Compliance Procedures and any amendments thereto;

(v)	It has delivered to the Adviser copies of its Form ADV as most recently filed with the SEC and will provide the Adviser and the Trust with a copy of any future filings of Form ADV or any amendments thereto;

(vi)	It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(vii)	It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Sub-Adviser in order to perform its services contemplated by this Agreement; and

(viii)	This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(d)	The Adviser’s Representations. The Adviser represents, warrants and agrees that:

(i)	It has all requisite power and authority to delegate discretionary authority over Fund Assets of the Fund to the Sub-Adviser and to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii)	This Agreement has been duly authorized by appropriate action of the Trust and its shareholders to the extent required under the 1940 Act;

(iii)	This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(iv)	It has received a copy of Part 2A of the Sub-Adviser’s Form ADV as is currently in effect as of the date of this Agreement.

(e)	Plenary authority of the Board of Trustees. The Sub-Adviser and Adviser both acknowledge that the Fund is a fund that operates as a series of the Trust under the supervision and direction of the Board.

2.	Sub-Advisory Services

The Sub-Adviser, in conjunction with the Adviser, will provide for the Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Fund and the Adviser and set forth in the Prospectus, other written guidelines or restrictions, as may be amended from time to time, agreed upon in writing by the Adviser and Sub-Adviser which guidelines and restrictions shall not be inconsistent with the Prospectus, as may be amended from time to time (“Written Guidelines”) and the Trust Procedures.

(a)	The Sub-Adviser, in conjunction with the Adviser, shall assume all investment duties and have full discretionary power and authority with respect to investment of the Fund Assets. Without limiting the generality of the foregoing, the Sub-Adviser shall, with respect to the Fund Assets: (i) obtain and evaluate such information and advice relating to the economy, securities markets and securities as it deems necessary or useful to discharge its duties hereunder; (ii) continuously invest the assets in a manner consistent with the Prospectus, Written Guidelines, and Trust Procedures, as may be amended from time to time and provided to the Sub-Adviser consistent with Section 1(a) of this Agreement; (iii) determine the securities, cash, instruments and other investments contained in the portfolio, including but not limited to, futures, forwards, options contracts, swaps and other derivative instruments, to be purchased, sold or otherwise disposed of and the timing of such purchases, sales and dispositions; (iv) promptly issue settlement instructions to custodians designated by the Adviser or the Trust; (v) evaluate the credit worthiness of securities dealers, banks and other entities with which the Fund may engage in repurchase agreements and monitor the status of such agreements; and (vi) take such further action, including without limitation, the placing of purchase and sale orders and the selection of broker-dealers to execute such orders on behalf of the Fund, as the Sub-Adviser shall deem necessary or appropriate, to carry out its duties under this Agreement.

(b)	The Sub-Adviser shall also furnish to or place at the disposal of the Adviser and/or the Trust such information, evaluations, analyses and opinions formulated or obtained by the Sub-Adviser in the discharge of its duties, as the Adviser and/or Trust may, from time to time, reasonably request.

(c)	The Sub-Adviser agrees, that in performing its duties hereunder, it will comply with (i) the 1940 Act, the Advisers Act and all rules and regulations promulgated thereunder; (ii) all other applicable federal, state and foreign laws and regulations, and (iii) the provisions of the Organizational Documents.

(d)	The Sub-Adviser shall keep accurate and detailed records concerning its services under this Agreement and all such records shall be open to inspection at all reasonable times by the Trust, the Adviser and any appropriate regulatory authorities. The Sub-Adviser shall provide to the Adviser copies of any and all documentation relating to the Fund’s transactions upon reasonable request. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request.

(e)	At the request of the Adviser from time to time, the Sub-Adviser shall provide pricing and valuation information with respect to particular securities it has purchased for the Fund if the Adviser has determined that such pricing and valuation information is not otherwise reasonably available to it through standard pricing services. In the event that the Sub-Adviser believes a valuation provided by a pricing service for a security it has purchased for the Fund is materially inaccurate, Sub-Adviser agrees to promptly notify the Adviser and/or the Fund. Sub-Adviser acknowledges that the Adviser, Sub-Adviser, the Fund, and its custodian or fund accountant may use different pricing vendors, which may result in valuation discrepancies and in the event of such discrepancies, the valuation used by the Fund to calculate its net asset value shall be controlling.

(f)	From time to time at the request of the Adviser, the Sub-Adviser will (i) meet, either in person or via teleconference, with the Adviser and with such other persons as the Adviser may designate, including the Board, on reasonable notice and at reasonable times and locations, to discuss general economic conditions, performance, investment strategy and other matters relating to the Fund; and/or (ii) provide written materials to the Adviser and such other persons as the Adviser may designate, including the Board, on reasonable notice, discussing general economic conditions, performance, investment strategy and other matters relating to the Fund.

(g)	The Adviser and the Sub-Adviser agree that only the Adviser and Sub-Adviser may exercise “investment discretion” over Fund Assets within the meaning of Section 13(f) of the Securities Exchange Act of 1934 (the “1934 Act”), and the Adviser and the Sub-Adviser will mutually determine who shall be responsible for filing any required reports on its behalf with the SEC pursuant to Section 13(f) and the rules and regulations thereunder.

(h)	To the extent reasonably requested by the Trust, the Sub-Adviser will use its best efforts to assist the Trust in connection with the Trust’s compliance with the Federal securities laws, as such term is defined in Rule 38a-1 under the 1940 Act, (“Federal Securities Laws”), including, without limitation, providing the Chief Compliance Officer of the Trust and/or the Adviser with: (i) Compliance Procedures, as may be amended from time to time (including prompt notice of any material changes thereto); (ii) a summary of such policies and procedures in connection with the annual review thereof by the Trust; (iii) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws; (iv) direct access to the Sub-Adviser’s chief compliance officer, as reasonably requested by the Chief Compliance Officer of the Trust and/or the Adviser; (v) a completed quarterly informational questionnaire regarding the Sub-Adviser’s compliance program; and (vi) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1) that arose under the compliance policies and procedures of the Trust, the Adviser and/or the Sub-Adviser in such detail as may be reasonably requested by the Chief Compliance Officer of the Trust and/or the Adviser.

(i)	Except as permitted by the Trust Procedures, the Sub-Adviser will not disclose but shall treat confidentially all information in respect of the investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

(j)	The Adviser or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in the Fund. The Adviser or the Fund’s custodian (the “Custodian”) will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

(k)	The Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by the Sub-Adviser involving issuers presently or formerly held in the Fund, the Sub-Adviser shall promptly forward such notices to the Adviser and, with the consent of the Adviser, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

(l)	For the purpose of complying with Rule 10f-3(a)(5), Rule 12d3-1(c)(3)(ii), Rule 17a-10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Adviser hereby agrees that with respect to transactions in securities or other assets for the Fund: (i) it will not consult with any other sub-adviser to the Fund or any sub-adviser to a separate series of the Trust for which the Adviser serves as investment adviser; and (ii) its responsibility in providing investment advisory services to the Fund in conjunction with the Adviser shall be limited solely to the Fund Assets. The Adviser will furnish to the Sub-Adviser a current list of all such sub-advisers and principal underwriters and affiliated persons thereof, as well as affiliated persons of the Fund, and shall notify the Sub-Adviser promptly of any changes to such list.

(m)	Proxy voting is not a delegated function under this Agreement and the Adviser retains the responsibility for voting proxies for the Fund pursuant to its proxy voting policy.

3.	Brokerage

As delegated by the Adviser, the Sub-Adviser is responsible for decisions to buy and sell securities for the Fund and shall determine which entity will effect individual orders for the purchase and sale of securities for the Fund. The Sub-Adviser is responsible for broker-dealer selection, and for negotiation of brokerage commission rates, provided that neither the Adviser or Sub-Adviser shall direct an order to an affiliated person of the Adviser or Sub-Adviser without general prior authorization to use such affiliated broker or dealer from the Trust’s Chief Compliance Officer. A primary consideration for the Sub-Adviser in effecting a securities transaction will be execution at the most favorable price. However, in selecting a broker-dealer to execute each particular transaction, the Sub-Adviser may take the following, among other things, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The execution price of a transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board may determine and consistent with Section 28(e) of the 1934 Act, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund. Subject to the same policies and legal provisions, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services to the Trust, the Adviser, the Sub-Adviser or any affiliated person thereof. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine, and the Sub-Adviser shall report on such allocations regularly to the Adviser who shall report to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, the allocation of the securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients in accordance with the Sub-Adviser’s policies on trade allocation and aggregation.

The Adviser authorizes and empowers the Sub-Adviser to open and maintain trading accounts in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard institutional customer agreements with such broker or brokers as the Sub-Adviser shall select as provided herein. The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.

The Sub-Adviser further shall have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for the Fund and deliver securities and other property against payment for the Fund. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property or pay cash to the Sub-Adviser except as expressly provided herein.

4.	Allocation of Expenses

(a)	The Sub-Adviser shall bear its own costs and expenses of performing its obligations hereunder. Other than as herein specifically indicated, the Sub-Adviser shall not be responsible for the Fund’s or the Adviser’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments for the Fund.

(b)	The Sub-Adviser specifically agrees that with respect to the Fund Assets of the Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services to the Fund hereunder, (ii) the costs of any special Board meetings initiated by the Sub-Adviser, and (iii) the costs of any shareholder meetings convened as a result of a change in control of the Sub-Adviser, or for the primary benefit of the Sub-Adviser.

(c)	Nothing in this Agreement shall alter the allocation of expenses and costs agreed to between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

5.	Sub-Advisory Fees

For all of the services rendered with respect to the Fund as herein provided, the Adviser shall pay to the Sub-Adviser, with respect to the Fund Assets, a fee (the payment of which the Fund shall have no obligation or liability), at an annual rate based on the average daily net assets of the Fund as set forth in Schedule A attached hereto and made a part hereof. The Fee will be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and will be paid to the Sub-Adviser by the Adviser within a specified period of time at the conclusion of each month as agreed to between the Adviser and the Sub-Adviser. If this Agreement is effective for only a portion of a month with respect to the Fund, then the Fee will be prorated for the portion of such month during which this Agreement is in effect for the Fund.

6.	Liability and Standard of Care

The Sub-Adviser shall act at all times in the best interests of the Fund and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall not be liable to the Adviser, the Trust, the Fund, or the Fund’s shareholders for any action or inaction of the Sub-Adviser relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of or the reckless disregard of the Sub-Adviser’s duties or obligations under this Agreement.

In no event shall the Sub-Adviser be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

The Sub-Adviser, its affiliated persons, agents and employees, shall not be liable to the Adviser, the Trust or the Fund:

(a)	For failure to act or any action taken in good faith reliance upon the Fund’s or the Adviser’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	Acts or omissions of the Adviser, the Custodian or the Fund, their respective affiliated persons, agents or employees; or

(c)	For losses caused by the Sub-Adviser’s trade execution, or lack thereof, attributable to (i) mistakes or errors of the Adviser in its instruction to the Sub-Adviser regarding the identification of securities or financial instruments, except to the extent that the Sub-Adviser could have reasonably known of such mistakes or errors; (ii) mistakes or errors of the Adviser in its instruction as to the correct amount or percentage of a security or financial instrument; (iii) mistakes or errors of the Adviser in its instruction of the type of transaction, except to the extent that the Sub-Adviser could have reasonably known of such mistakes or errors; or (iv) failure by the Adviser to provide instructions to the Sub-Adviser in a timely manner; or

(d)	For losses to a Fund attributed to the performance or negligence of any broker-dealer for their error or failure to act on or in accordance with the Sub-Adviser’s instructions, provided that such broker-dealer was selected by the Sub-Adviser consistent with the standard of care set forth in this Agreement.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, the Trust, the Fund and the Sub-Adviser Agreement (each, an “Indemnifying Party”) shall indemnify and hold harmless the other parties and the shareholders, directors, officers, and employees of the other parties (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was caused by the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Sub-Adviser shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage, or expense of such Indemnified Party was attributable to the willful misfeasance, bad faith, negligence, or reckless disregard of the Sub-Adviser’s obligations or duties hereunder.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Indemnifying Party advised with respect to all developments concerning such claim, action or proceeding; provided, however, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding this Section 6 hereof, in the event the Indemnified Party has not secured such consent, the Indemnifying Party will have no obligation to indemnify the Indemnified Party. Upon request and at the Indemnifying Party’s expense, the Indemnified Party shall provide reasonable assistance to the Indemnifying Party so that the Indemnifying Party can defend against such claim, action or proceeding.

The provisions of the prior two paragraphs of this Section 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.	Term and Termination; No Assignment

(a)	This Agreement shall become effective with respect to the Fund immediately upon the latter of approval by a majority of the Trust’s Trustees who are not interested persons (as defined in the 1940 Act) and, if required, by applicable law, by a vote of a majority of the outstanding voting securities of the Fund. The Agreement shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date of effectiveness with respect to the Fund. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Fund at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, unless such in-person meeting requirement is not required (pursuant to SEC relief or otherwise). The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

(b)	This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board, by the Adviser, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Adviser. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund.

(c)	This Agreement shall terminate automatically in the event (i) of any transfer or assignment thereof, as defined in the 1940 Act, or (ii) the Advisory Agreement is terminated.

8.	Services Not Exclusive

The services of the Sub-Adviser to the Adviser and the Fund are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliated persons may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement shall be deemed to require Sub-Adviser, its principals, affiliated persons, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

9.	No Borrowing

The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

10.	Amendment

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and approved by the Trust in the manner set forth in Section 7(a).

11.	Confidentiality

Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Fund and the actions of the Sub-Adviser and the Fund in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser, with the consent of the Fund, may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Fund shall be deemed proprietary information of the Trust, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

12.	Use of Sub-Adviser’s Name; Name of the Fund or the Trust

The Sub-Adviser hereby grants to the Fund and the Adviser a non-exclusive, royalty-free, worldwide license to use the Sub-Adviser’s name and logo in any and all promotional materials, prospectuses and registration statements during the term of this Agreement. The Adviser shall furnish, or shall cause to be furnished, to the Sub-Adviser or its designee, each piece of Fund sales literature or other promotional material in which the Sub-Adviser is named, at least two (2) business days prior to its use. The Sub-Adviser shall be permitted to review and approve the material in written or electronic form prior to such printing. No such material shall be used if the Sub-Adviser or its designee reasonably objects to such use within two (2) business days after receipt of this material, such approval, may not be unreasonably withheld. Notwithstanding the foregoing, the approval of the Sub-Adviser shall not be required for the use of the name of the Sub-Adviser which: (a) merely refers in accurate or factual terms to the Sub-Adviser in connection with the Sub-Adviser’s role with respect to the Trust or the Fund or (b) is required by any appropriate regulatory, governmental or judicial authority.

The Sub-Adviser shall not use the name of Adviser, the Trust or the Fund for other than internal use in a manner not approved by the Adviser or the Trust, as applicable, prior thereto in writing, which approval shall not be unreasonably held or delayed; provided however, that the approval of the Adviser or Trust, as applicable, shall not be required for the use of the name of the Adviser, Trust or Fund which: (a) merely refers in accurate or factual terms to the Adviser, the Trust or the Fund in connection with the Sub-Adviser’s role with respect to the Trust or the Fund or (b) is required by any appropriate regulatory, governmental or judicial authority.

13.	Anti-Money Laundering Compliance

The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to cooperate with the Trust’s Anti-Money Laundering Policy and the AML Laws by providing the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested upon reasonable notice by the Trust in order for the Trust and the Fund’s administrator to fulfill its obligations under the AML Laws. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

14.	Certifications; Disclosure Controls and Procedures

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its commercially reasonable efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.

15.	Notifications

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and Trust about material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund and any changes in senior management, operations or ownership of the Sub-Adviser.

16.	Notices

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

Notice to the Trust or the Fund shall be sent to:

Horizon Funds

6210 Ardrey Kell Road

Charlotte, NC 28277

Attention: Matt Chambers

Notice to the Adviser shall be sent to:

Horizon Investments, LLC

6210 Ardrey Kell Road

Charlotte, NC 28277

Attention: Matt Chambers

Notice to the Sub-Adviser shall be sent to:

Exchange Traded Concepts, LLC

10900 Hefner Pointe Drive, Suite 400

Oklahoma City, OK 73120

17.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.	Assignment

In addition to the requirements under Section 7(c) hereof, this Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

19.	MISCELLANEOUS

(a)	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(b)	This Agreement may be executed by the parties hereto on a number of counterparts taken together shall be deemed to constitute one and the same instrument.

(c)	If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term, or provision held to be illegal or invalid.

(d)	The term “affiliated person” shall have the meaning ascribed thereto by the 1940 Act.

(e)	Sections 2(d), 2(h), 2(i), 2(k) 6, 11, 13, 14, 17 and 19 shall survive termination of this Agreement.

(f)	The parties agree that the Trust and the Fund are third party beneficiaries of this Agreement as to the covenants, obligations, representations and warranties undertaken by the Sub-Adviser pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

TRUST:

HORIZON FUNDS, on behalf of Anfield U.S. Equity Sector Rotation ETF

By:
Name: Matthew Chambers
Title: Vice President and Secretary

ADVISER:

HORIZON INVESTMENTS, LLC

By:
Name: Matthew Chambers
Title: General Counsel

SUB-ADVISER:

EXCHANGE TRADED CONCEPTS, LLC

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

Sub-Adviser’s Fee